Location/Identification

MINFILE Number: 082KNW116
Name(s): GOLDEN CROWN

Status: Prospect
Mining Division: Revelstoke
Electoral District: Nelson-Creston
Regions: British Columbia
Forest District: Kootenay Lake Forest District
BCGS Map: 082K054
NTS Map: 082K11W
UTM Zone: 11 (NAD 83)
Latitude: 50 33 12 N
Northing: 5600211
Longitude: 117 20 24 W
Easting: 475914
Elevation: 1950 metres
Location Accuracy: Within 500M

Mineral Occurrence

Commodities: Gold, Silver, Lead

Minerals
Significant: Galena, Pyrite
Associated: Quartz
Mineralization Age: Unknown

Deposit
Character: Vein
Classification: Epigenetic
Type: I05: Polymetallic veins Ag-Pb-Zn+/-Au, I01: Au-quartz veins
Strike/Dip: 115/70E

Host Rock

Dominant Host Rock: Metasedimentary

Stratigraphic Age	Group	Formation	Igneous/Metamorphic/Other
Cambrian-Ordovician	Lardeau	Broadview	----

Isotopic Age	Dating Method	Material Dated
---	---	---

Lithology: Phyllitic Schist, Carbonaceous Phyllite

Geological Setting

Tectonic Belt: Omineca
Physiographic Area: Selkirk Mountains
Terrane: Kootenay

Metamorphic Type: Regional
Grade: Greenschist

Inventory

No inventory data

Capsule Geology

The Golden Crown prospect is on Stobart Creek, which flows to the southwest into Trout Lake. It is "on the southwest slope of a spur from Silver Cup mountain" between 1830 and 2000 metres elevation. The workings are south facing and at 1950 metres elevation.

The Golden Crown was originally explored by means of surface cuts and two adits. In 1914, the upper cut, at 1981 metres elevation, was visible but the upper adit had already caved. The lower adit, at 1937 metres elevation, was a crosscut into the vein. It was open but in bad shape. The property may have seen some work in the 1950s as there is now a third adit. However, it was essentially dormant until relocated in the mid 1970s. Golden Rule Resources Limited conducted a geochemical survey on the property in 1980. Black Label Resources Limited optioned the Golden Crown #1-#4 claims the following year and continued to explore the property over the next few years. It constructed a "cat" road to main adit in 1982 and conducted soil geochemical and geophysical surveys, trenched the vein and diamond drilled four short holes, for a total of 120 metres in length. The company was looking for the source of high-grade auriferous galena float found on the adit dump; however, it failed to find it. The area changed ownership and was again prospected in 1991. At that time, the mineralized zone was reported to continue for a considerable distance to the north of the previously tested length of 120 metres.

The Trout Lake area is underlain by a thick succession of sedimentary and volcanic rocks of the Badshot Formation and Lardeau Group near the northern end of the Kootenay arc, an arcuate, north to northwest trending belt of Paleozoic and Mesozoic strata that is now classified as a distinct, pericratonic, terrane. The arc rocks are bordered by Precambrian quartzite in the east and they young to the west, where they are bounded by Jurassic-age intrusive complexes. They were deformed during the Antler orogeny in Devonian-Mississippian time and were refolded and faulted during the Columbian orogeny, in the Middle Jurassic. A large panel, the "Selkirk allochthon", was later offset to the northeast by dip-slip motion along the Columbia River Fault.

The Badshot Formation is composed of a thick Cambrian limestone that is a distinctive marker horizon in the Trout Lake area. It is underlain by Hamill Group quartzite and it is overlain by a younger assemblage of limestone, calcareous, graphitic and siliceous argillite and siltstone, sandstone, quartzite and conglomerate, and also mafic volcanic flows, tuffs and breccias, all of which belong to the Lardeau Group. The rocks are isoclinally folded and intensely deformed, but only weakly metamorphosed. They occur as intercalated beds of marble, quartzite and grey, green and black phyllite and schist. Fyles and Eastwood (EMPR BULL 45) subdivided the group into six formations (Index, Triune, Ajax, Sharon Creek, Jowett and Broadview) of which the lowermost (Index) and uppermost (Broadview) are the most widespread. The Triune (siliceous argillite), Ajax (quartzite) and Sharon Creek (siliceous argillite) are restricted to the Trout Lake area. The Jowett is a mafic volcanic unit.

The Golden Crown area is underlain by deformed, grey, gritty, schistose sediments of the Broadview Formation. The rocks are folded and display the same northwest oriented foliation and moderate to steep northeast dip found throughout the Silver Cup Ridge area.

The Golden Crown vein cuts carbonaceous phyllites at a low angle to strike and dip. It has a strike of 115 degrees and a dip of 70 degrees to the northeast. It is a massive body of highly crystalline quartz, sparingly mineralized with pyrite. In 1914, the upper cut exposed a vein 5.5 metres wide. An "average" sample taken across 3.6 metres on the footwall side of the vein assayed a trace gold and 17.14 grams per tonne silver, and a sample taken across 4.6 metres from the hanging wall side assayed 8.57 grams per tonne gold and 5.14 grams per tonne silver. In 1914, the upper adit had collapsed, but samples from the dump were found to be "better" mineralized than suggested by those from the open cut. The lower adit, at 1937 metres elevation, was driven to crosscut the vein. An "average" sample across 1.52 metres of the hanging wall portion of the vein assayed 24.0 grams per tonne gold and 30.8 grams per tonne silver. At this locality, the vein contains galena, which is well represented on the dump. Two samples of galena were assayed in 1914. They contained 6.86 grams per tonne and 4.1 grams per tonne gold, 1954 grams per tonne and 2105 grams per tonne silver and 59.15 per cent and 68.5 per cent lead respectively. In 1983, Black Label Resources Limited collected chip samples across the vein, which was reported to be up to 5.5 metres wide. It reported values of up to 19.3 grams per tonne gold across 0.6 metre in the South Adit area.

Bibliography

EMPR AR *1914-K309; 1925-A264
EMPR ASS RPT 18095
EMPR OF 1990-24
EMPR PF: (Black Label Resources Inc. prospectuses Septemper 1987 and February 1988 including reports by T.R. Stokes; Technical report on the Golden Property by Richard Graham 1992).

Date Coded:	1985/07/24	**Coded By:**	BC Geological Survey (BCGS)	**Field Check:**	N
Date Revised:	2004/01/12	**Revised By:**	Robert H. Pinsent(RHP)	**Field Check:**	N